Exhibit 99.1

Mitesco Forms Technology Subsidiary, Secure Data Center & Infrastructure Focus

May 16, 2024 – Vero Beach, Florida -- Mitesco, Inc. (OTC:MITI, “the Company,” www.mitescoinc.com ) today announced it will form a new subsidiary whose mission will be to develop a business centered around highly secure data center operations with an application focus on infrastructure related solutions.

Mack Leath, Chairman of the Board of Directors, discussed the new business development activity. “It is clear that data center demand is far exceeding supply, and that could mean an excellent opening for us to address the opportunity with new offerings. Beyond typical data center offerings, we have chosen to focus on an environment that offers the highest level of cybersecurity, and to focus on applications addressing the need to design, monitor and manage infrastructure. These areas have received significant attention worldwide for the need to securely track operational requirements through their lifecycle.”

The Company noted the following industry insight:

1)

It was recently reported by Statista that as of 2023, the average cost of a data breach in the United States amounted to $9.48 million U.S. dollars, up from $9.44 million U.S. dollars in the previous year. The global average cost per data breach was $4.45 million in U.S. dollars in 2023.

(Link to the full article is here:

https://www.statista.com/statistics/273575/us-average-cost-incurred-by-a-data-breach/#:~:text=As%20of%202023%2C%20the%20average,dollars%20in%20the%20previous%20year)

2)

In 2023, three in four companies in the United States were at risk of a material cyberattack, according to chief information security officers (CISO). Their concerns are based on the fact that the number of cyberattacks has been gradually increasing in recent years, amounting to 480 thousand in 2022. Thus, cybercrime remains one of the primary risks that companies in the United States face. Cyberattacks, if successful, might have serious consequences, the main one being financial damage. According to the forecast, in 2024, cybercrime will cost the U.S. more than 452 billion U.S. dollars. However, financial losses are not what company leaders are mostly concerned about but rather reputational damage. (link to full article here: https://www.statista.com/topics/1731/smb-and-cyber-crime/#topicOverview)

Mr. Leath also announced the addition of a new individual responsible for building the business unit, “Driving the new business effort will be Ms. Betsy Berlin, a veteran executive with a successful track record as a solutions consultant and accomplished sales leader with experience in national accounts, including a wide range of applications within a multi-team presentation process. Her experience includes cloud solutions like SaaS and AI with several industries, including Telecom, IT, Energy, and Finance. She has also worked in the infrastructure arena developing relationships with key players in the architectural, engineering and construction (AEC) marketplace, all of which are key to the infrastructure marketplace.”

Ms. Berlin, age 63, has a Bachelor of Business Administration degree from the University of Cincinnati, 1983, and has also participated in Executive Leadership courses from Cornell University. She is based in Denver, Colorado and will be leading the team of Advisors in Seattle, Washington - Westport, Connecticut – Atlanta, Georgia - Orlando, Florida and Vero Beach, Florida.

Leath closed by saying “We thank our shareholders for their continued support and look forward to developing operations with the potential for growth and returns to all our investor base.”

About Mitesco, Inc.

Mitesco ( www.mitescoinc.com) is seeking to build a growth-oriented company, providing products, services and technology to make accessible, higher quality, and more affordable solutions. The Mitesco team has experience in both start-ups and turnarounds intent on building successful growth situations, using both organic and acquisition growth strategies. Mitesco embraces the belief that when consumers' expectations are exceeded, the business’ performance may do so as well.

Contact:

Mitesco Investor Relations

Jimmy Caplan

jimmycaplan@me.com

512.329.9505

Mitesco Media Relations

Rick Eisenberg

eiscom@msn.com

917-691-8934

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expected foreclosure of several of our clinics. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing; the risk that commenced and threatened litigation may result in material judgments against the Company; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov